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                            AMENDMENT

                               TO

                      THE CONSOLIDATED EDISON

                    DISCOUNT STOCK PURCHASE PLAN



                      Effective January 2, 1996





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     Pursuant to resolutions adopted by the Board of Trustees of
Consolidated Edison Company of New York, Inc. on June 23, 1987, the undersigned hereby approves the following amendments to The
Consolidated Edison Discount Stock Purchase Plan effective
January 2, 1996:

1. Section 10 is hereby amended by inserting the following words in the first sentence of subdivision (a) after the word "Plan" and before the semi-colon:

"and, pursuant to resolutions adopted by the Board of Trustees of the Company at a meeting duly called and held on June 23, 1987, the Chairman of the Board, the Vice Chairman of the Board, the Vice President-Employee Relations and the Treasurer of the Company are each authorized to make such changes from time to time in the Plan as such officer may approve as necessary or desirable to comply with law or to facilitate the administration of the Plan".

2.  A new Section 16 is hereby added to read as follows:

"16.  Actions by Employees.

Effective January 2, 1996, or as soon thereafter as practicable as determined by the Plan Director, any actions to be taken, authorizations to be granted or directions or instructions to be given under the Plan by an Employee shall be taken, granted or given through an electronic data gathering and voice response system or through such other means as may be approved by the Plan Director."

     IN WITNESS WHEREOF, the undersigned has hereunto subscribed his name this 29th day of December, 1995.



                                   RICHARD P. COWIE
                                   Richard P. Cowie
                                   Vice President-
                                   Employee Relations